UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: June 14, 2007
(Date of earliest event reported)

ROYAL INVEST INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware --------------------------------	000-27097 --------------------------------	98-021578 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 24th Floor
New York, NY 10019-4702
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(Address of principal executive offices) (Zip Code)

(203) 557-3845
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01      Entry into a Material Definitive Agreement.

        On or about June 14, 2007 the Registrant through its subsidiary Royal Invest Europe B.V., by its Director David Havenaar of Rotterdam, the Netherlands, entered into a Memorandum of Understanding with Stedekroon B.V.of the Netherlands as Seller to two commercial properties, one is a 8,713 m2 (approximately 93,688 square feet) office building in Amersfoort, the Netherlands which has an annual rental income of € 417,590 (approximately $559,571 USD) with Norit N.V. a subsidiary of a publicly traded tenant that has a lease contract until December 20, 2016 and the other, is a 4,402 m2 (approximately 47,333 square feet) office building with a shopping strip in Emmen, the Netherlands which has an annual rental income from four tenants, including from the national government of the Netherlands which pays € 438,634 (approximately $587,770 USD) and the other tenants pay a total of € 93,510 (approximately $125,303 USD), € 22,231 (approximately $29,790 USD) and € 30,945 (approximately $41,633 USD) for a total of € 585,320 (approximately $784,329 USD), for a combined rental income of € 1,003,270 (approximately $1,364,447 USD).  The properties are being purchased for € 13,750,000 (approximately $18,425,000 USD) for cash.  The Contract is subject to Board of Directors approval which is awaiting appraisal report.  In addition the Registrant will pay any real estate transfer tax and notary transfer expenses.

        No officer or director of the Registrant and any of its subsidiaries are directly or indirectly affiliated with the Seller nor are they directly or indirectly receiving any of the cash associated with the above transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL INVEST
(Registrant)

Date: August 15, 2007	By: /s/ JERRY GRUENBAUM
Jerry Gruenbaum
Chief Executive Officer
(Duly Authorized Officer)

Date: August 15, 2007	By: /s/ NATHAN LAPKIN
Nathan Lapkin
Chief Financial Officer
and President
(Principal Financial
and Accounting Officer)